Exhibit 99.3

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts and per share data)

(Unaudited)

	December 31, 2019	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$79,551	$12,808
Prepaid expenses and other current assets	7,526	3,076

Total current assets	87,077	15,884
Property and equipment, net	1,476	16,620
Operating lease assets	26,015	24,727
Restricted cash	4,131	4,200
Other long-term assets	2,107	5,606

Total assets	$120,806	$67,037

LIABILITIES, CONVERTIBLE STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,109	$4,822
Accrued expenses and other current liabilities	10,175	22,181
Operating lease liabilities, current portion	2,592	2,206

Total current liabilities	14,876	29,209
Operating lease liabilities, net of current portion	25,819	29,515
Other long-term liabilities	2,288	9,060

Total liabilities	42,983	67,784

Commitments and contingencies (Notes 14 and 15)
Convertible common stock:
Series A Common Stock, $0.00001 par value: 0 and 750,000 shares authorized and 0 and 750,000 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	—	9,159

Total convertible common stock	—	9,159

Convertible preferred stock:
Series A-1 Preferred Stock, $0.00001 par value: 21,000,000 and 50,000,000 shares authorized and 11,107,525 and 12,857,525 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	147,746	169,117
Series A-2 Preferred Stock, $0.00001 par value: 3,833,333 shares authorized and 3,833,333 issued and outstanding as of December 31, 2019 and September 30, 2020	98,132	98,132

Total convertible preferred stock	245,878	267,249

Stockholders’ (deficit) equity:
Series A Common Stock, $0.00001 par value: 14,000,000 and 99,250,000 shares authorized and 6,398,225 and 6,398,225 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	—	—
Common stock, $0.00001 par value: 46,000,000 and 100,000,000 shares authorized, 10,000 and 25,000 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	—	—
Additional paid-in capital	76,243	86,108
Accumulated deficit	(244,298)	(363,263)

Total stockholders’ (deficit) equity	(168,055)	(277,155)

Total liabilities, convertible stock and stockholders’ (deficit) equity	$120,806	$67,037

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2020	2019	2020
Operating expenses:
Research and development	$17,342	$24,026	$28,326	$73,168
General and administrative	9,643	10,336	18,740	34,052

Total operating expenses	26,985	34,362	47,066	107,220

Loss from operations	(26,985)	(34,362)	(47,066)	(107,220)
Interest income, net	368	1	1,360	210
Other income (expense), net	(8,980)	(4,684)	(26,423)	(11,976)

Loss before income taxes	(35,597)	(39,045)	(72,129)	(118,986)
Income tax (provision) benefit, net	—	5	—	21

Net loss and comprehensive loss	$(35,597)	$(39,040)	$(72,129)	$(118,965)

Net loss per share, basic and diluted	$(7.73)	$(5.49)	$(15.66)	$(17.89)

Weighted-average shares used in calculating net loss per share, basic and diluted	4,608	7,112	4,605	6,648

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands, except share amounts)

(Unaudited)

	For the Nine Months Ended September 30, 2019
	Series A Convertible Common Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A Common Stock		Common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance at December 31, 2018	—	$—	6,900,000	$78,937	3,833,333	$98,132	4,600,000	$—	—	$—	$38,533	$(115,909)	$(77,376)
Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	296	—	296
Net loss	—	—	—	—	—	—	—	—	—	—	—	(30,720)	(30,720)

Balance at March 31, 2019	—	$—	6,900,000	$78,937	3,833,333	$98,132	4,600,000	$—	5,000	$—	$38,829	$(146,629)	$(107,800)

Issuance of Common Stock	—	—	3,450	35	—	—	2,300	—	—	—	23	—	23
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	797	—	797
Net loss	—	—	—	—	—	—	—	—	—	—	—	(5,811)	(5,811)

Balance at June 30, 2019	—	$—	6,903,450	$78,972	3,833,333	$98,132	4,602,300	$—	5,000	$—	$39,649	$(152,440)	$(112,791)

Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	2,699	—	2,699
Net loss	—	—	—	—	—	—	—	—	—	—	—	(35,597)	(35,597)

Balance at September 30, 2019	—	$—	6,903,450	$78,972	3,833,333	$98,132	4,602,300	$—	10,000	$—	$42,348	$(188,037)	$(145,689)

	For the Nine Months Ended September 30, 2020
	Series A Convertible Common Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A Common Stock		Common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance at December 31, 2019	—	$—	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	10,000	$—	$76,243	$(244,298)	$(168,055)
Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	2,970	—	2,970
Net loss	—	—	—	—	—	—	—	—	—	—	—	(53,208)	(53,208)

Balance at March 31, 2020	—	$—	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	15,000	$—	$79,213	$(297,506)	$(218,293)

Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	3,423	—	3,423
Net loss	—	—	—	—	—	—	—	—	—	—	—	(26,717)	(26,717)

Balance at June 30, 2020	—	$—	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	20,000	$—	$82,636	$(324,223)	$(241,587)

Issuance of Series A-1 Preferred Stock and Common Stock in exchange for cash	750,000	7,500	1,750,000	17,500	—	—	—	—	—	—	—	—	—
Partial settlement of Equity Commitment Liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	—	1,659	—	3,871	—	—	—	—	—	—	—	—	—
Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	3,472	—	3,472
Net loss	—	—	—	—	—	—	—	—	—	—	—	(39,040)	(39,040)

Balance at September 30, 2020	750,000	$9,159	12,857,525	$169,117	3,833,333	$98,132	6,398,225	$—	25,000	$—	$86,108	$(363,263)	$(277,155)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2019	2020
Cash flows from operating activities:
Net loss	$(72,129)	$(118,965)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	167	336
Non-cash rent expense under operating leases	1,338	471
Equity-based compensation	3,792	9,864
Change in fair value of Equity Commitment	30,202	11,300
Change in fair value of Share Purchase Option	(3,780)	670
Write-off of deferred costs related to abandoned initial public offering and other financing activities	—	2,485
Changes in operating assets and liabilities, net:
Prepaid expenses and other current assets	(874)	4,577
Operating lease asset	—	(459)
Other assets	(385)	(243)
Accounts payable	1,590	581
Accrued expenses and other liabilities	5,172	8,699
Operating lease liability	—	4,585

Net cash flows used in operating activities	(34,907)	(76,099)

Cash flows from investing activities:
Purchases of property and equipment	(550)	(11,341)

Net cash flows used in investing activities	(550)	(11,341)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	35	—
Proceeds from issuance of common stock	23	—
Proceeds from issuance of convertible preferred stock with exchange	—	17,500
Proceeds from issuance of convertible common stock with exchange	—	7,500
Deferred costs related to business combination transaction	—	(2,513)
Deferred costs related to abandoned initial public offering and other financing activities	—	(1,721)

Net cash flows provided by financing activities	58	20,766

Net decrease in cash, cash equivalents and restricted cash	(35,399)	(66,674)
Cash, cash equivalents and restricted cash, beginning of the period	95,443	83,682

Cash, cash equivalents and restricted cash, end of the period	$60,044	$17,008

Non-cash operating, investing, and financing activities
Operating lease assets obtained in exchange for operating lease liabilities	$27,303	$445

Fixed asset additions included in accounts payable and other current liabilities	$105	$4,485

Deferred unpaid offering costs related to business combination transaction	$—	$2,538

Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	$—	$5,530

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of Operations

References in these notes to “Cerevel,” “the company,” “we,” “us” and “our” refer to Cerevel Therapeutics, Inc.

We are a clinical-stage biopharmaceutical company that combines a deep understanding of the disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience disease, including schizophrenia, epilepsy and Parkinson’s disease.

We were incorporated on July 23, 2018 (Inception), under the name Perception HoldCo, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018 (Transaction Date), when we acquired licensed technology to a portfolio of pre-commercial neuroscience assets from Pfizer Inc. (Pfizer) in exchange for Series A-2 Preferred Stock and completed a Series A-1 Preferred Stock and Series A Common Stock financing in exchange for a $350.0 million equity commitment (Equity Commitment) from BC Perception Holdings, LP (Bain Investor), an affiliate of Bain Capital, to develop the licensed technology (collectively, the Transaction). On the Transaction Date, Bain Investor also received the option to purchase up to an additional 10.0 million shares at $10.00 per share, subject to Pfizer’s participation rights (Share Purchase Option).

On the Transaction Date, Bain Investor funded the company with an initial investment of $115.0 million of the Equity Commitment to begin operations. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment in exchange for Series A-1 Preferred Stock and Series A Common Stock. On July 8, 2020, Bain Investor further contributed an additional $25.0 million of the Equity Commitment in exchange for Series A-1 Preferred Stock and Series A Common Stock (the Additional Financing Shares).

For additional information on our license arrangement with Pfizer, please read Note 5, Pfizer License Agreement, to these condensed consolidated financial statements. For additional information on the Equity Commitment and the Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements. For additional information on our Additional Financing Shares, please read Note 9, Preferred Convertible Stock and Note 10, Common Stock to these condensed consolidated financial statements.

ARYA Business Combination

On October 27, 2020, we completed a business combination transaction between us and ARYA Sciences Acquisition Corp II (ARYA) pursuant to the business combination agreement dated July 29, 2020, as amended on October 2, 2020. Upon closing of the business combination transaction, the combined company was renamed Cerevel Therapeutics Holdings, Inc. (New Cerevel), the company became a wholly owned subsidiary of New Cerevel and the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option were terminated. Pursuant to the terms of the business combination agreement, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel. Net proceeds from this transaction totaled approximately $439.5 million, which included funds held in ARYA’s trust account and the completion of a concurrent private investment in public equity (PIPE) financing inclusive of the $25.0 million received for the Additional Financing Shares discussed above. For additional information on our business combination transaction with ARYA, please read Note 17, Subsequent Events, to these condensed consolidated financial statements.

2. Risks and Liquidity

Cerevel is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry. These risks include, but are not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of licensed technology, and compliance with government regulations. Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities.

There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. We operate in an environment of rapid change in technology. In addition, we are dependent upon the services of our employees, consultants, third-party contract research organizations (CROs), clinical manufacturing organizations (CMOs) and other third-party organizations.

Our condensed consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets and the satisfaction of liabilities in the ordinary course of business. We have incurred significant operating losses since our Inception and, as of September 30, 2020, had an accumulated deficit of $363.3 million and had not yet generated revenues. In addition, we anticipate that our expenses will increase significantly in connection with our ongoing activities to support our research, discovery and clinical development efforts and we expect to continue to incur significant expenses and operating losses for the foreseeable future.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock, convertible common stock and common stock, as described above in Note 1, Nature of Operations. We believe that our cash resources, inclusive of funds received upon the closing of our business combination transaction with ARYA and the completion of a concurrent PIPE financing, are sufficient to fund operations at least up to the next twelve months from the issuance date of these financial statements. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to these condensed consolidated financial statements.

Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the company, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the company, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

Impact of the COVID-19 Pandemic

In March 2020 the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a pandemic. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our operations and the operations of our customers, suppliers, vendors and business partners. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy and we cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 ultimately impacts our business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business, results of operation and financial condition. The estimates of the impact on the company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in these condensed consolidated financial statements.

3. Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes from the significant accounting policies disclosed in Note 4, Recent Accounting Guidance, of the audited consolidated financial statements and notes included elsewhere in this Form 8-K/A.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include those of the company and its subsidiaries, Cerevel MA Securities Corporation and Cerevel Therapeutics LLC, after elimination of all intercompany accounts and transactions. The accompanying unaudited condensed consolidated financial statements and notes hereto have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial reporting and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) as set forth in the Financial Accounting Standards Board’s (FASB) accounting standards codification. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the FASB.

In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the three and nine months ended September 30, 2019 and 2020, are not necessarily indicative of the results for the entire fiscal year or any other period. The condensed consolidated financial for the three and nine months ended September 30, 2019 and 2020, have been prepared on the same basis as and should be read in conjunction with the audited consolidated financial statements and notes included elsewhere in this Form 8-K/A.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions made in the accompanying condensed consolidated financial statements include, but are not limited to, the fair value of preferred and common stock, the fair value of the Equity Commitment, the fair value of the Share Purchase Option, the fair value of stock options, the recoverability of the company’s net deferred tax assets and the related valuation allowance and the accrual for research and development expense. The impact on accounting estimates and judgments on the company’s financial condition and results of operations due to COVID-19 has introduced additional uncertainties. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances change. Actual results could differ materially from those estimates.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our condensed consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities approximate their fair values, due to their short-term nature. We believe that the carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require the company to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock.

We revalue these financial instruments each reporting period. Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our condensed consolidated statements of operations and comprehensive loss. The company will continue to adjust the fair value of the Equity Commitment and Share Purchase Option until the earlier of termination, settlement or expiration. We classify the fair value of the remaining Equity Commitment and the Share Purchase Option as an asset or a liability in our condensed consolidated balance sheets.

For additional information on the valuation methodology for the Equity Commitment and Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates, expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and upon exercise of the Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding.

Deferred Offering Costs

The company capitalized certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ (deficit) equity as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in our condensed consolidated statements of operations and comprehensive loss.

Research and Development Expense

Research and development expenses include costs incurred in connection with the preclinical and clinical development of our product candidates. Research and development costs include employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities, fees paid to other entities that conduct certain research and development activities on the company’s behalf, as well as certain indirect costs incurred in support of overall research and development activities including facilities, depreciation and technology expenses.

Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our condensed consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs, CMOs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations. When evaluating the adequacy of the accrued liabilities, we analyze progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. The company’s historical accrual estimates have not been materially different from the actual costs.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our condensed consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of the company’s common stock at the time of each grant of an equity-based award. We utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering (IPO), given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

We believe this methodology is reasonable based upon our internal peer company analyses, and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss, and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money.” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability (DLOM).

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability- weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

In June 2018 the FASB issued an ASU No. 2018-07 Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This standard expanded the scope of ASC Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to the adoption of this standard, the measurement date for non-employee awards was generally the date the services are completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. We adopted this standard effective January 1, 2019. Upon adoption, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award.

Subsequent Event Considerations

The company considers events or transactions that occur after the balance sheet date but prior to the issuance of the condensed consolidated financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required. For additional information on our evaluation of subsequent events, please read Note 17, Subsequent Events.

Emerging Growth Company Status

Cerevel is an “emerging growth company” (EGC), as defined in the Jumpstart Our Business Startups Act (JOBS Act) and we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We may take advantage of these exemptions until the company is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for complying with new or revised accounting standards. The company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our condensed consolidated financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions until we no longer qualify as an EGC.

4. Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the company as of the specified effective date. Unless otherwise discussed, the company believes that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (ASU 2016-13). The new standard requires that expected credit losses relating to financial assets measured on an amortized cost basis and available-for-sale debt securities be recorded through an allowance for credit losses. It also limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and also requires the reversal of previously recognized credit losses if fair value increases. The targeted transition relief standard allows filers an option to irrevocably elect the fair value option of ASC 825-10, Financial Instruments-Overall, applied on an instrument-by-instrument basis for eligible instruments. ASU No. 2016-13, as amended by ASU 2019-10, is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies (SRCs) as defined by the SEC. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect that the adoption of this standard will have a material impact on our financial position and results of operations upon adoption.

In July 2017 the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (ASU 2017-11). Part I of this standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of this standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The amendments in ASU 2017-11 are effective for us beginning with our annual disclosures for the year ending December 31, 2020, and interim periods thereafter. We are currently evaluating the potential impact that ASU 2017-11 may have on our condensed consolidated financial statements and related disclosures.

Fair Value Measurements

In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on our condensed consolidated financial statements.

Collaborative Arrangements

In November 2018 the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard makes targeted improvements for collaborative arrangements as follows:

•

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in ASC 606 should be applied, including recognition, measurement, presentation and disclosure requirements;

•

Adds unit-of-account guidance to ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606; and

•

Precludes a company from presenting transactions with collaborative arrangement participants that are not directly related to sales to third parties with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer.

The amendments to ASU No. 2018-18 are effective for us for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our financial position or results of operations upon adoption as we have had no transactions applicable to this guidance; however, the standard may impact how we account for certain business transactions in the future.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. The amendments in this update simplify various aspects of the accounting for income tax by eliminating certain exceptions to the general approach under existing accounting guidance provided by ASC 740, Income Taxes, and clarifies certain aspects of the existing guidance to promote more consistent application. The amendments in this new standard include, the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill and that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but could elect to do so.

This standard is effective for public companies for annual and interim periods beginning after December 15, 2020, and effective for private companies for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022; however, early adoption is permitted. We are currently evaluating the potential impact that this new standard may have on our condensed consolidated financial position or results of operations and related period of adoption, and at this time we do not expect the adoption of this standard will have a material impact to our condensed consolidated financial statements.

5. Pfizer License Agreement

In August 2018 we entered into a license agreement with Pfizer (Pfizer License Agreement) pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of the company’s Series A-2 Preferred Stock with an estimated fair value of $100.4 million or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct transaction costs related to the Pfizer License Agreement, bringing the total consideration to $111.4 million, which was recorded as a charge to research and development expense as these assets had not yet reached technological feasibility and held no alternative future use at the time of the Transaction. The fair value of the Series A-2 Preferred Stock was established using an income approach for the valuation of the company’s business enterprise value at the Transaction Date, and the option pricing method for the fair value of all shares subject to the Transaction.

We accounted for the acquisition of the Pfizer License Agreement as an asset acquisition. The Pfizer License Agreement is limited to the intellectual property and rights to develop certain non-commercially approved compounds with no existing revenues and we did not acquire an organized workforce of Pfizer employees nor any third-party arrangements that constitute a substantive process capable of developing the compounds. The assets acquired were measured based on the fair value of the Series A-2 Preferred Stock issued to Pfizer and direct transaction costs of $11.0 million, as the fair value of the equity given was more readily determinable than the fair value of the assets received.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million, on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our disclosed product candidates currently under development are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. To date, no regulatory approval milestone payments were made or became due under this agreement.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. If all of our disclosed product candidates currently under development achieve all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. To date, no Pfizer commercial milestone payments were made or became due under this agreement.

We are also required to pay Pfizer tiered royalties on the aggregate net sales, during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. To date, no royalty payments were made or became due under this agreement.

Pfizer can terminate the Pfizer License Agreement in its entirety upon a material breach by the company, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement.

6. Equity Commitment and Share Purchase Option

Equity Commitment

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for additional shares of Series A-1 Preferred Stock and Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for additional shares of Series A-1 Preferred Stock and Series A Common Stock. In July 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for additional shares of Series A-1 Preferred Stock and Series A Common Stock. As a result of these transactions, the remaining Equity Commitment as of December 31, 2019 and September 30, 2020, was $174.9 million and $149.9 million, respectively. The fair value of the remaining Equity Commitment as of December 31, 2019 and September 30, 2020, was reflected in our condensed consolidated balance sheets as a liability of $2.0 million and $7.8 million, respectively.

Share Purchase Option

In addition, under the terms of the Stock Purchase Agreement entered into in connection with the Transaction, Bain Investor retains an option to purchase a combination of shares of Series A-1 Preferred Stock and Common Stock at $10.00 per share up to an aggregate amount of $100.0 million, exercisable any time after the Equity Commitment is fulfilled and prior to the earlier of the company completing an IPO or the company receiving aggregate cash proceeds of $450.0 million from the issuance of equity securities inclusive of any proceeds received pursuant to the Share Purchase Option. Pfizer has rights to participate in the purchase of shares of Series A-1 Preferred Stock and Series A Common Stock upon exercise of the Share Purchase Option; however, any such participation would not increase the number of shares available under the Share Purchase Option.

The fair value of the Share Purchase Option was reflected in our condensed consolidated balance sheets as a liability of $0.3 million and $0.9 million as of December 31, 2019 and September 30, 2020, respectively.

Upon closing of our business combination transaction with ARYA, the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option were terminated. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to these condensed consolidated financial statements.

Fair Value of Equity Commitment and Share Purchase Option

As of December 31, 2019 and September 30, 2020, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated required future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for that additional funding.

Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

The following table represents the key inputs used in the fair value calculation for the financial instruments:

	As of
	December 31, 2019	September 30, 2020
Risk free interest rate	1.57% - 1.59%	0.09% - 0.12%
Expected term (in years)	0.36 - 1.42	0.09 - 1.00
Expected volatility	105.0% - 135.0%	65.0% - 85.0%
Expected dividend yield	0.0%	0.0%
Fair value of Series A-1 Preferred Stock per share	$16.35	$26.75
Fair value of Series A Common Stock per share	$16.35	$26.75

7. Fair Value Measurements

The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis and indicates the level of fair value hierarchy utilized to determine such fair values:

As of December 31, 2019 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$79,551	$—	$—	$79,551
Restricted cash—money market funds	4,131	—	—	4,131

Total Assets	$83,682	$—	$—	$83,682

Liabilities:
Equity Commitment	$—	$—	$(2,000)	$(2,000)
Share Purchase Option	—	—	(260)	(260)

Total Liabilities	$—	$—	$(2,260)	$(2,260)

As of September 30, 2020 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$12,808	$—	$—	$12,808
Restricted cash—money market funds	4,200	—	—	4,200

Total Assets	$17,008	$—	$—	$17,008

Liabilities:
Equity Commitment	$—	$—	$(7,770)	$(7,770)
Share Purchase Option	—	—	(930)	(930)

Total Liabilities	$—	$—	$(8,700)	$(8,700)

As described in Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements, the Equity Commitment and Share Purchase Option represent the only Level 3 assets and liabilities carried at fair market value as of December 31, 2019 and September 30, 2020. The fair value measurements of the Equity Commitment and Share Purchase Option are sensitive to changes in the unobservable inputs used to value the financial instruments. Changes in the estimated future funding dates or fair value of the company’s stock could result in changes to the fair value of each financial instrument. There were no impairments of our assets measured and carried at fair value during the nine months ended September 30, 2020. In addition, there were no changes in valuation techniques or inputs utilized or transfers between Level 1, Level 2 and Level for any of the periods presented.

An analysis of the changes in the Equity Commitment and Share Purchase Option are summarized as follows:

Equity Commitment (In thousands)	Amount
December 31, 2018 asset (liability) balance	$11,412
Change in fair value	(22,882)

March 31, 2019 asset (liability) balance	(11,470)
Change in fair value	4,560

June 30, 2019 asset (liability) balance	(6,910)
Change in fair value	(11,880)

September 30, 2019 asset (liability) balance	(18,790)
Change in fair value	(21,360)
Settlement of Equity Commitment as a result of share purchase	38,150

December 31, 2019 asset (liability) balance	(2,000)
Change in fair value	(15,760)

March 31, 2020 asset (liability) balance	(17,760)
Change in fair value	9,110

June 30, 2020 asset (liability) balance	(8,650)
Change in fair value	(4,650)
Settlement of Equity Commitment as a result of share purchase	5,530

September 30, 2020 asset (liability) balance	$(7,770)

Share Purchase Option (In thousands)	Amount
December 31, 2018 liability balance	$(5,380)
Change in fair value	(600)

March 31, 2019 liability balance	(5,980)
Change in fair value	1,480

June 30, 2019 liability balance	(4,500)
Change in fair value	2,900

September 30, 2019 liability balance	(1,600)
Change in fair value	1,340

December 31, 2019 liability balance	(260)
Change in fair value	50

March 31, 2020 liability balance	(210)
Change in fair value	(690)

June 30, 2020 liability balance	(900)
Change in fair value	(30)

September 30, 2020 liability balance	$(930)

8. Financial Statement Components

Restricted Cash

In connection with the lease agreement for our future headquarters in Cambridge, MA, entered into in July 2019, we were required to provide a security deposit in the form of a letter of credit. During September 2020 we were required to increase the letter of credit $0.1 million upon executing an amendment to that lease. We have classified this amount as restricted cash within our condensed consolidated balance sheet as of December 31, 2019 and September 30, 2020. Restricted cash was classified as a non-current asset for all periods presented as the associated lease term expires more than 12 months from such dates.

A reconciliation of the cash, cash equivalents and restricted cash reported within our condensed consolidated balance sheets that sum to the total of the amounts shown in the condensed consolidated statements of cash flows is as follows:

	As of
(In thousands)	September 30, 2019	September 30, 2020
Cash and cash equivalents	$55,913	$12,808
Restricted cash	4,131	4,200

Total cash, cash equivalents and restricted cash	$60,044	$17,008

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
Prepaid clinical trial services	$4,421	$817
Prepaid research and development expenses	1,876	1,026
Other prepaid expenses	1,160	1,065
Other current assets	69	168

Prepaid expenses and other current assets	$7,526	$3,076

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
Computer equipment	$96	$96
Furniture and fixtures	29	29
Leasehold improvements	328	—
Construction in progress	1,205	16,567
Less: Accumulated depreciation	(182)	(72)

Property and equipment, net	$1,476	$16,620

Depreciation expense for the three and nine months ended September 30, 2019, totaled $0.1 million and $0.1 million, respectively and for the three and nine months ended September 30, 2020, totaled $0.0 million and $0.2 million, respectively.

Other Long-Term Assets

Other long-term assets consisted of the following

	As of
(In thousands)	December 31, 2019	September 30, 2020
Deferred expenses associated with financing activities	$1,485	$5,052
Other	622	554

Other long-term assets	$2,107	$5,606

We capitalize certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in our condensed consolidated statements of operations and comprehensive loss.

As of December 31, 2019, other long-term assets include approximately $1.5 million of deferred expenses for professional fees directly associated with our anticipated IPO and other financing activities. As of September 30, 2020, other long-term assets include approximately $5.1 million of deferred expenses for professional fees directly associated with our business combination transaction with ARYA, as described below in Note 17, Subsequent Events. In June 2020, upon signing of the term sheet for our business combination transaction with ARYA, we abandoned our previously anticipated IPO and other financing activities and wrote-off approximately $2.5 million deferred financing costs directly associated with those efforts.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
External research and development services	$3,257	$9,090
Accrued compensation and personnel costs	3,111	7,124
Accrued construction-in-progress	433	2,231
Accrued deferred expenses associated with financing activities	515	2,378
Professional fees and consulting services	2,785	1,243
Other	74	115

Accrued expenses and other current liabilities	$10,175	$22,181

Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
Equity Commitment liability	$2,000	$7,770
Share Purchase Option liability	260	930
Other	28	360

Other long-term liabilities	$2,288	$9,060

Other Income (Expense), net

Other income (expense), net consisted of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands)	2019	2020	2019	2020
(Loss) gain on fair value remeasurement of Equity Commitment	$(11,880)	$(4,650)	$(30,202)	$(11,300)
(Loss) gain on fair value remeasurement of Share Purchase Option	2,900	(30)	3,780	(670)
Other, net	—	(4)	(1)	(6)

Other income (expense), net	$(8,980)	$(4,684)	$(26,423)	$(11,976)

9. Convertible Preferred Stock

As of December 31, 2019, the company’s Certificate of Incorporation, as amended and restated, authorized the company to issue 24,833,333 shares of $0.00001 per share par value preferred stock. Of these shares, 21,000,000 shares of the authorized Convertible Preferred Stock are designated as “Series A-1 Preferred Stock” and 3,833,333 shares are designated as “Series A-2 Preferred Stock.” On July 8, 2020, the company’s Certificate of Incorporation was further amended to authorize the company to issue 53,833,334 shares of preferred stock, $0.00001 par value per share. Of the 53,833,334 shares of preferred stock authorized, 50,000,000 shares are designated as “Series A-1 Preferred Stock” and 3,833,334 shares are designated as “Series A-2 Preferred Stock.”

As discussed in Note 5, Pfizer License Agreement and Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements, the company issued shares of Series A-1 and Series A-2 Preferred Stock (collectively, Convertible Preferred Stock) in connection with the Pfizer License Agreement. On the Transaction Date, Bain Investor purchased for an aggregate of $115.0 million less issuance costs of $0.8 million; 6,900,000 shares of Series A-1 Preferred Stock, 4,600,000 shares of Series A Common Stock, the Share Purchase Option and the Equity Commitment. The net proceeds were allocated to the Equity Commitment and the Share Purchase Option at their respective fair values and the remainder to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock based on their relative fair values. Also on the Transaction Date, the company issued 3,833,333.33 shares of Series A-2 Preferred Stock in exchange for the exclusive license and development rights of certain central nervous system compounds. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment to fund operations in exchange for 4,207,525 additional shares of Series A-1 Preferred Stock and 1,798,225 additional shares of Series A Common Stock.

On July 8, 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for an additional 1,750,000 shares of Series A-1 Preferred Stock and an additional 750,000 shares of Series A Common Stock (collectively, the Additional Financing Shares). In connection with this issuance, the parties entered into an agreement, pursuant to which the company and Bain Investor agreed that if the company or its successor (including any new parent company to the company) completed a private placement, including a private investment in public equity in connection with a business combination between the company and a special purpose acquisition company or a Series B financing, prior to December 31, 2020 (Near Term Future Financing), the Additional Financing Shares shall be exchanged for a number of newly issued shares identical to the shares issued in such Near Term Future Financing in an aggregate amount equal to $25.0 million divided by the per share price paid by the other purchasers in such Near Term Future Financing.

As of the respective balance sheet dates, Convertible Preferred Stock consisted of the following:

	As of December 31, 2019
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	11,107,525	$147,746	$111,075	11,107,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	66,850	6,685,009

Total convertible preferred stock	24,833,333	14,940,858	$245,878	$177,925	17,792,534

	As of September 30, 2020
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	50,000,000	12,857,525	$169,117	$128,575	12,857,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	78,103	7,810,320

Total convertible preferred stock	53,833,333	16,690,858	$267,249	$206,678	20,667,845

Upon closing of our business combination transaction with ARYA, as described in Note 17, Subsequent Events, all outstanding shares of preferred stock were exchanged for shares of common stock of New Cerevel.

Rights and Preferences

As of December 31, 2019, and September 30, 2020, the holders of the Convertible Preferred Stock had the following rights and preferences:

Voting

The holders of our Convertible Preferred Stock are entitled to vote, together with the holders of Common Stock, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of Common Stock into which such Convertible Preferred Stock could convert on the record date for determination of stockholders entitled to vote. In addition, holders of Series A-1 Preferred Stock, voting as a separate class, are entitled to an additional number of votes equal to the number of shares of Series A Common Stock held by such holder.

Dividends

The holders of our Convertible Preferred Stock are entitled to receive dividends or other distributions payable in securities of the company whenever funds are legally available and when declared by the board of directors in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event. No dividends have been declared or paid by us since our Inception.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to our stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to:

(A)

in the case of the Series A-1 Preferred Stock, the greater of (i) the sum of the Series A-1 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event; and

(B)

in the case of the Series A-2 Preferred Stock, the greater of (i) the sum of the Series A-2 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-2 Preferred Stock, provided, the number of shares of Series A-2 Preferred Stock outstanding shall equal the number of shares of Common Stock that such shares would convert into on the date of such distribution and (ii) such amount per share as would have been payable had all shares of Series A-2 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If upon any such liquidation, dissolution or winding up of the corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to our stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock the full amount to which they shall be entitled under Section 2.1, of the Certificate of Incorporation, as amended a restated, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

We have classified the Convertible Preferred Stock as a separate line item and not as a component of total stockholders’ (deficit) equity because the exchange feature is outside of our control.

Conversion

In accordance with the terms of the Certificate of Incorporation, as amended and restated, each share of Series A-1 and Series A-2 Preferred Stock is convertible into common stock. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing (x) the Series A-1 Preferred Original Issue Price by the (y) Series A-1 Conversion Price (which is initially equal to the Series A-1 Preferred Original Issue Price) in effect at the time of conversion.

Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined below) in effect at the time of conversion.

The Series A-2 Conversion Price is effective through the Series A-2 Anti-Dilution Termination Time, which is defined as the time and date at which the company has received $350.0 million in aggregate gross cash proceeds in exchange for equity interests of the company. The Series A-2 Conversion Price is defined as the total number of shares of Series A-2 Preferred Stock issued on the Series A Original Issue Date multiplied by the Series A-2 Original Issue Price, divided by 1/3 of the total shares of Common Stock outstanding (including any Common Stock underlying any Convertible Securities (other than shares of Common Stock underlying, or issued upon conversion of, shares of the Series A-2 Preferred Stock), Equity Awards and Plan Shares), and (y) on or after the Dilution Date, the amount set forth in clause (x) less 25% of the excess, if any, of Plan Shares issued on or after the Dilution Date over the Plan Shares Cap.

In the event of a public offering of at least $100.0 million, all preferred shares including the Series A-2 Preferred Stock, will automatically convert to common stock at the then conversion ratio inclusive of the proceeds from the offering. If such a qualified offering occurs and subsequent to the offering the Equity Commitment has not been fulfilled, the holders of the Series A-2 will receive a warrant to acquire shares of common stock at an exercise price of $0.01 per share equal to the number of shares they would be entitled pursuant to the Series A-2 conversion ratio.

10. Common Stock

As of December 31, 2019, our Certificate of Incorporation, as amended and restated, authorized the company to issue 60,000,000 shares of $0.00001 par value per share common stock. Of these shares, 14,000,000 shares of the authorized common stock are designated as “Series A Common Stock,” which is identical in all respects to the Common Stock, other than for the designation “Series A Common Stock.” On July 8, 2020, the company’s Certificate of Incorporation was further amended to authorize the company to issue 200,000,000 shares of common stock, $0.00001 par value per share. Of the 200,000,000 shares of common stock authorized, 100,000,000 shares are designated as “Series A Common Stock,” which are identical in all respects to the common stock, other than for the designation as “Series A Common Stock.”

On July 8, 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for an additional 1,750,000 shares of Series A-1 Preferred Stock and an additional 750,000 shares of Series A Common Stock. In connection with this issuance, the parties entered into an agreement, pursuant to which the company and Bain Investor agreed that if the company or its successor (including any new parent company to the company) completed a private placement, including a private investment in public equity in connection with a business combination between the company and a special purpose acquisition company or a Series B financing, prior to December 31, 2020 (Near Term Future Financing), the Additional Financing Shares shall be exchanged for a number of newly issued shares identical to the shares issued in such Near Term Future Financing in an aggregate amount equal to $25.0 million divided by the per share price paid by the other purchasers in such Near Term Future Financing. As a result of this exchange feature, we have classified the common stock as a separate line item and not as a component of total stockholders’ (deficit) equity because the exchange feature is outside of our control.

Upon closing of our business combination transaction with ARYA, as described in Note 17, Subsequent Events, all outstanding shares of common stock were exchanged for shares of common stock of New Cerevel.

Rights and Preferences

The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth in Note 9, Convertible Preferred Stock, above. As of December 31, 2019, and September 30, 2020, the holders of the Common Stock had the following rights and preferences:

Voting

The holders of our Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and there is no cumulative voting.

Dividends

Common stockholders are entitled to receive dividends whenever funds are legally available and when declared by the board of directors. When dividends are declared on shares of common stock, we must declare at the same time a dividend payable to the holders of the Convertible Preferred Stock equivalent to the dividend amount they would receive if each preferred share were converted into common stock. We may not pay dividends to common stockholders until all dividends accrued or declared but unpaid on the Convertible Preferred Stock have been paid in full. No dividends have been declared to date.

Conversion

As of September 30, 2020, the company had 192,826,775 shares of common stock available for the conversion of outstanding shares of the Convertible Preferred Stock (See Note 9, Convertible Preferred Stock), the exercise of outstanding stock options and the number of shares remaining available for grant under the company’s 2018 Equity Incentive Plan (See Note 11, Equity-Based Compensation) as well as the exercise of the Share Purchase Option (See Note 6, Equity Commitment and Share Purchase Option), assuming the Share Purchase Option became a warrant to purchase common stock at the applicable Series A-1 Preferred Stock conversion ratio.

11. Equity-Based Compensation

Equity-based Compensation Expense

The following table summarizes equity-based compensation expense included in our condensed consolidated statements of operations and comprehensive loss:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
In thousands	2019	2020	2019	2020
Research and development	$879	$1,059	$1,530	$2,883
General and administrative	1,820	2,413	2,262	6,981

Total equity-based compensation expense included in net income	$2,699	$3,472	$3,792	$9,864

2018 Equity Incentive Plan

Our 2018 Equity Incentive Plan, as amended (the 2018 Plan), provides for us to sell or issue common stock or restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common stock, to employees, officers, directors, consultants and advisors of the company. Incentive stock options may only be granted to employees. The 2018 Plan is administered by the plan administrator, provided therein, which has discretionary authority, subject only to the express provisions of the 2018 Plan, to interpret the 2018 Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2018 Plan. The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the Administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator. We generally grant equity-based awards with service, market and performance conditions.

The total number of shares of common stock that may be issued under the 2018 Plan was 5,384,615, of which 52,317 shares remained available for future grant at September 30, 2020. All outstanding awards under the 2018 Plan were converted to awards under the 2020 New Cerevel Plan as part of our business combination transaction described in Note 17, Subsequent Events.

Stock Options

Stock options granted under the 2018 Plan generally vest, if at all, as follows: 25% of the Available Vesting Amount (defined below) will vest on the first anniversary of the vesting start date, with the remaining 75% of the Available Vesting Amount to vest ratably in 36 equal monthly installments thereafter until the award fully vests upon the fourth anniversary of the vesting start date. The vesting of these awards is generally contingent upon the respective grantee’s continued employment. The Available Vesting Amount is equal to the number of shares subject to the stock option multiplied by an equity ratio of total capital received from investors (up to a maximum of $350.0 million) divided by $350.0 million. The total amount of shares for each award is capped at a specified maximum percentage of our fully diluted shares for each award, which for all awards, in total, represents 10% of our fully diluted shares at the point in time the first $350.0 million of funding is achieved. Based on the terms of the awards, we concluded that such awards include both a market and performance condition. We have included the market condition in our valuation of the options granted and, as of December 31, 2019 and September 30, 2020, we determined that the achievement of the performance condition was probable of being met, given the terms and conditions of the Equity Commitment.

In February 2020 the company granted 263,846 stock options to employees under the 2018 Plan with a weighted-average grant date fair value of $10.50 per share and a weighted-average strike price of $20.84. The assumptions that we used to determine the fair value of stock options granted to employees on that date were as follows, presented on a weighted-average basis:

February 2020 Issuance—2018 Plan
Risk free interest rate	1.56%
Expected term (in years)	6.01
Expected volatility	105.0%
Expected dividend yield	0.0%

On July 29, 2020, the company granted an additional 86,152 stock options to employees under the 2018 Plan with a weighted-average grant date fair value of $18.64 per share and a weighted-average strike price of $31.81. These grants were made to employees hired during 2020 who had not previously received awards under our 2018 Plan. The assumptions that we used to determine the fair value of stock options granted to employees on that date were as follows, presented on a weighted-average basis:

July 29, 2020 Issuance—2018 Plan
Risk free interest rate	0.56%
Expected term (in years)	5.94
Expected volatility	100.0%
Expected dividend yield	0.0%

2020 Equity Incentive Plan

On July 27, 2020, our Board of Directors approved the 2020 Equity Incentive Plan (2020 Plan), pursuant to which 355,888 shares of common stock were reserved for issuance, of which no shares remained available for future grant at September 30, 2020. The vesting eligibility and administration of our 2020 Plan is substantially identical to our 2018 Plan. All outstanding awards under the 2020 Plan were converted to awards under the 2020 New Cerevel Plan as part of the transaction described in Note 17, Subsequent Events.

Stock Options

On July 29, 2020, the company granted 355,888 stock options under the 2020 Plan with a weighted-average grant date fair value of $19.83 per share and a weighted-average strike price of $31.81. These grants were made to employees hired during 2020 who had not previously received awards under our 2018 Plan. No shares remain available for future grant under the 2020 Plan. The assumptions that we used to determine the fair value of stock options granted to employees on that date were as follows, presented on a weighted-average basis:

July 29, 2020 Issuance—2020 Plan
Risk free interest rate	0.58%
Expected term (in years)	5.98
Expected volatility	100.0%
Expected dividend yield	0.0%

12. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except per share data)	2019	2020	2019	2020
Numerator:
Net loss	$(35,597)	$(39,040)	$(72,129)	$(118,965)
Denominator:
Weighted-average common shares outstanding	4,608	7,112	4,605	6,648

Net loss per share, basic and diluted	$(7.73)	$(5.49)	$(15.66)	$(17.89)

Since we were in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of all potential dilutive securities would have been anti-dilutive. The shares in the table below were excluded from the calculation of diluted net loss per share, prior to the use of the treasury stock or two class methods, due to their anti-dilutive effect:

	As of
	September 30, 2019	September 30, 2020
Stock options outstanding	4,821,917	5,638,186
Restricted stock units outstanding	40,000	25,000
Shares to be issued upon settlement of remaining Equity Commitment	23,494,250	14,994,250
Shares to be issued upon exercise of Share Purchase Option	10,000,000	10,000,000
Series A-1 Preferred Stock outstanding	6,903,450	12,857,525
Series A-2 Preferred Stock outstanding	13,290,639	13,562,729

Total	58,550,256	57,077,690

13. Income Taxes

During the nine months ended September 30, 2019 and 2020, the company has not recorded income tax benefits for net operating losses incurred or for the research and development tax credits generated in each period due to the uncertainty of realizing a benefit from those items. The benefit recognized for the nine months ended September 30, 2020, was related to the changes in the company’s valuation allowance. The company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate, adjusted for the effect of discrete items arising during the interim quarterly period. The impact of such inclusions could result in a higher or lower effective tax rate during a particular quarterly period, based upon the mix and timing of actual earnings or losses versus annual projections. In each quarterly period, the company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, a cumulative adjustment is made in that quarter.

The company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the company will not realize the benefits of its deferred tax assets. As a result, as of December 31, 2019 and September 30, 2020, the company has recorded a full valuation allowance against its net deferred tax assets.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act was passed by the U.S. Congress and signed into law by the President of the U.S. The CARES Act, among other things, includes certain provisions for individuals and corporations; however, these benefits do not impact the company’s income tax provision.

14. Legal Proceedings

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings as of December 31, 2019 or September 30, 2020, and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.

15. Commitments and Contingencies

As of December 31, 2019 and September 30, 2020, we have several ongoing clinical studies in various clinical trial stages. Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies and CMOs, which we enter into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at our option.

Guarantees and Indemnification Obligations

We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify and agree to reimburse the indemnified party for losses and costs incurred by the indemnified party in connection with any patent, copyright, trade secret or other intellectual property or personal right infringement claim by any third party with respect to our technology. The term of these indemnification agreements is generally perpetual after execution of the agreement. In addition, we have entered into indemnification agreements with members of our board of directors that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. To date, we have not incurred any losses or any material costs related to these indemnification obligations and no claims with respect thereto were outstanding. We do not believe that the outcome of any claims under indemnification arrangements will have a material effect on our financial position, results of operations and cash flows, and we have not accrued any liabilities related to such obligations in our condensed consolidated financial statements as of December 31, 2019 or September 30, 2020.

16. Related Party Transactions

As of December 31, 2019 and September 30, 2020, Pfizer held 3,833,333.33 shares of Series A-2 Preferred Stock and had appointed two members to our board of directors. For additional information on our license agreement with Pfizer, please read Note 5, Pfizer License Agreement, to these condensed consolidated financial statements.

As of December 31, 2019 and September 30, 2020, Bain Investor held 11,107,525 and 12,857,525 shares of Series A-1 Preferred Stock, 6,398,225 and 7,148,225 shares of Series A Common Stock, respectively, and had appointed three members to our board of directors.

Management Agreement

In connection with the initial financing, on the Transaction Date, the company entered into an agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, which are entities related to Bain Investor, whereby such entities will provide certain management services to us for a fee of $1.0 million per year, paid in quarterly, non-refundable installments (Management Agreement). In addition, this agreement obligated the company to pay such entities, in the aggregate, a $5.0 million fee upon the completion of a qualified public offering or change of control transaction, less any quarterly fees previously paid to such entities. Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $0.3 million and $0.8 million for the three and nine months ended September 30, 2019 and 2020, respectively. Upon completion of our business combination transaction with ARYA, described in Note 17, Subsequent Events, we paid the remaining approximately $3.0 million of management fees payable under the Management Agreement and no additional fees are payable pursuant to this agreement.

Following the closing of the business combination transaction with ARYA, New Cerevel expects to enter into a new management agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP providing for the expense reimbursement and indemnification of such entities.

17. Subsequent Events

We have completed an evaluation of all subsequent events after the unaudited balance sheet date of September 30, 2020, through November 12, 2020, the issuance date of these financial statements, to ensure that these condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of September 30, 2020, and events which occurred subsequently but were not recognized in the condensed consolidated financial statements. The company has concluded that no subsequent events other than the following have occurred that require disclosure:

ARYA Business Combination

On October 27, 2020, we completed a business combination transaction between us and ARYA pursuant to the business combination agreement dated July 29, 2020, as amended on October 2, 2020. Upon closing of the business combination transaction, the combined company was renamed Cerevel Therapeutics Holdings, Inc. (New Cerevel), the company became a wholly owned subsidiary of New Cerevel and the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option were terminated.

Pursuant to the terms of the business combination agreement, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel. In addition, awards under the company’s existing equity incentive plans, including the 2018 Plan and the 2020 Plan, were exchanged for awards issued under a new equity incentive plan adopted by New Cerevel.

Net proceeds from this transaction totaled approximately $439.5 million which included funds held in ARYA’s trust account and the completion of a concurrent private investment in PIPE financing, inclusive of the $25.0 million received for the Additional Financing Shares discussed above, pursuant to which certain investors agreed to subscribe for and purchased and aggregate of $320.0 million of common stock of New Cerevel (PIPE Financing). The shareholders of ARYA approved the transaction on October 26, 2020. The transaction was previously approved by Cerevel Therapeutics shareholders. New Cerevel will continue to operate under the Cerevel management team, led by chairperson and chief executive officer Tony Coles, M.D.

2020 New Cerevel Equity Incentive Plan

On October 27, 2020, our Board of Directors approved the 2020 New Cerevel Equity Incentive Plan (2020 New Cerevel Plan), pursuant to which 24,050,679 shares of common stock were reserved for issuance. The 2020 New Cerevel Plan provides for New Cerevel to grant incentive stock options or nonqualified stock options for the purchase of common stock, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock Awards, cash-based awards, and dividend equivalent rights, to employees, officers, directors and consultants of New Cerevel. Incentive stock options may only be granted to employees. The 2020 New Cerevel Plan is administered by the plan administrator, provided therein, which has discretionary authority, subject only to the express provisions of the 2020 New Cerevel Plan, to interpret the 2020 New Cerevel Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2020 New Cerevel Plan.

The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the Administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator.

Upon closing of our business combination transaction with ARYA, as described above, New Cerevel granted 1,269,601 stock options under the 2020 New Cerevel Plan with a weighted-average grant date fair value of $7.63 per share and weighted-average strike price of $9.88. In addition, 71,350 shares of restricted stock and 11,108,915 stock options were issued under the 2020 New Cerevel Plan in exchange for awards previously issued under the company’s current 2018 Plan and the 2020 Plan.